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SUN TELEVISION AND APPLIANCES, INC.                       NEWS
6600 PORT RD.                                             FOR IMMEDIATE RELEASE
GROVEPORT, OHIO 43125
(614) 492-5600

       SUN TELEVISION AND APPLIANCES, INC. COMPLETES DISTRIBUTION CENTER
                   SALE-LEASEBACK RAISES $20 MILLION IN CASH

         COLUMBUS, OHIO, JUNE 30, 1997 . . . Sun Television and Appliances, Inc. (NASDAQ-NMS:SNTV) announced today that it had completed a sale leaseback transaction for its 800,000 square foot warehouse, office and distribution facility, located in suburban Columbus, Ohio. Under the terms of the agreement, Sun sold the property to Duke Realty Limited Partnership for $20 million, less transaction costs, and signed an initial ten-year lease on the property with renewal options.

         Price Waterhouse's CFRD Division facilitated the sale and leaseback negotiations. The Company said the proceeds would be used to fund store remodeling and expansion initiatives and for general corporate purposes, including implementation of its new marketing campaign in selected markets.

         R. Carter Pate, Sun Chairman and CEO, commented, "We are elated to complete this transaction, which is another positive step towards completing our turnaround strategy. The sale frees up valuable capital to fund key elements of our aggressive new business plan aimed at stemming declining same store sales, maintaining our market share and increasing liquidity. The Company will continue to selectively remodel and relocate stores to more desirable locations, and implement its aggressive marketing campaign. In May, we unveiled the new campaign, which we began testing in our Cincinnati, Ohio market. While it is early for a trend to have been established, initial results have been promising. Cincinnati consumers have favorably responded to key elements of the campaign, including the new store format, an automatic price protection guarantee, enhanced home delivery and much improved customer service. We look forward to reporting further on results of the new campaign and our turnaround initiatives later this summer."

         Sun Television and Appliances, Inc. is a leading specialty retailer of high-quality, brand name consumer electronics, home appliances and office products. The Company operates 41 stores in Ohio, Pennsylvania, West Virginia and Kentucky.

TO ACCESS THIS YEAR'S NEWS RELEASES FOR SUN VIA FACSIMILE TRANSMISSION, PLEASE CALL COMPANY NEWS ON CALL AT 1-800-758-5804, COMPANY CODE 829172 OR ACCESS THROUGH THE INTERNET AT HTTP://WWW.PRNEWSWIRE.COM/

INVESTOR RELATIONS CONTACTS: FOR FURTHER INFORMATION, PLEASE CONTACT OUR INVESTOR RELATIONS CONSULTANT, MELODYE DEMASTUS, MELROSE CONSULTING (614) 771-0860.

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